--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 1, 2002



                             TXU US HOLDINGS COMPANY
                         (FORMERLY TXU ELECTRIC COMPANY)

             (Exact Name Of Registrant As Specified In Its Charter)



     TEXAS                          1-11668                       75-1837355
(State Or Other                   (Commission                  (I.R.S. Employer
Jurisdiction Of                   File Number)               Identification No.)
Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address Of Principal Executive Offices, Including Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214)-812-4600



--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS


      TXU US Holdings Company, formerly TXU Electric Company (TXU Electric), is providing the following financial information to meet the ongoing needs of customers, counterparties and others for financial information concerning its new unregulated energy business, TXU Energy Company LLC (the Company) created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. The transmission and distribution business of TXU Electric was transferred to TXU Electric Delivery Company, (renamed Oncor Electric Delivery Company effective January 17, 2002) (TXU Electric Delivery), a regulated entity. Both the Company and TXU Electric Delivery are wholly-owned subsidiaries of TXU US Holdings Company.

      The relationships of the entities affected by the restructuring of TXU Electric due to deregulation and their rights and obligations with respect to their collective assets and liabilities are contractually described in a Master Separation Agreement executed in December 2001, which provides that the economic impacts of the transition from a regulated to a competitive environment will be borne by the Company.

      On December 31, 2001, TXU Electric filed a settlement plan with the Texas Public Utility Commission (Commission) that, if approved, will resolve all major pending issues related to TXU Electric's transition to competition and will supersede certain ongoing proceedings that principally are related to deregulation. See Regulatory Settlement Plan in Note 3 to financial statements for the years ended December 31, 2000 and 1999 for more information.

      The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by TXU Electric, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider for the state. The settlement must be reviewed and approved by the Commission.

     The Company is in the process of determining the ultimate effect of settlement related items, but believes the effect will be a charge of approximately $55 million (after-tax) and would be accounted for as an extraordinary item in the fourth quarter of 2001.

      The combined historical results of operations of the Company and TXU Electric Delivery are essentially equivalent to the combined historical results of operations of the US Electric and US Energy segments of TXU Corp., with the principal exception being the unallocated items discussed in the following paragraph.

      Certain expenses of TXU Electric were not allocated to either the Company or TXU Electric Delivery. These consisted primarily of legal, consulting and other costs associated with the restructuring of TXU Electric ($20 million in the nine months of 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at TXU Electric ($18 million in the nine months of 2001, $23 million in 2000 and $24 million in 1999).

      The Company is managed as a single, integrated energy business, primarily within the United States (US); consequently, there are no separate reportable business segments. The following is a brief description of the principal operations of the Company:

      o GENERATION - one of the largest and lowest variable cost producers of electricity in Texas with 21,092 MW of owned or leased power production capacity at 23 power production stations, 18 of them fueled by gas and oil, four by lignite, and one by nuclear fuel. (TXU Corp. recently announced an agreement to sell two of these stations).

      o ENERGY TRADING - one of the largest volume energy traders in the US, managing price and volume risks associated with power generation, pipeline and storage management and retail sales of electricity and gas, as well as other risks inherent in the Company's integrated business.

      o ENERGY SERVICES - one of the largest competitive retailers of energy and energy services in Texas and the United States. The Company provides energy services as a retail electric provider in all areas of the

         Electric Reliability Council of Texas and may expand to other selected US markets where customer choice is available. Also, the Company will bundle energy-related products and services in selected commercial/industrial markets in North America. The Company provides power to about 2.7 million customers acquired from TXU Electric.

Other operations of the Company include:

      o MINING - one of the largest mining companies in the US, engaged in surface mining and recovery of lignite used by the Company in the generation of electricity.

      o FUEL - engaged in the acquisition, storage and delivery, through an owned natural gas pipeline system, of fuel gas used primarily for the Company's generation of electricity.

      The financial statements do not purport to represent the financial position and results of operations had the Company actually been operating as a combined entity in a deregulated environment. Further, the financial statements are not necessarily indicative of the future financial position or results of operations of the Company.

FORWARD-LOOKING STATEMENTS

      Presentations made by TXU Electric in this report are based on those of the Company and contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Electric believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in TXU Electric's 2000 Form 10-K, as well as general industry trends; implementation of legislation passed during the 1999 session of the Texas Legislation designed to restructure the electric utility industry in Texas and other legislation; power costs and availability; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; and access to adequate transmission facilities to meet changing demands, among others, that could cause the actual results of TXU Electric to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and TXU Electric undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Electric to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

      The following financial information of the Company is being filed by TXU Electric for the purpose of providing historical financial information about its businesses after giving effect to the transactions described in the Notes to Financial Statements.

TABLE OF CONTENTS


TXU ENERGY COMPANY LLC FINANCIAL INFORMATION                                PAGE
                                                                            ----
    YEARS ENDED DECEMBER 31, 2000 AND 1999

         Independent Auditors' Report......................................    5

         Statements of Combined Income for the years
         ended December 31, 2000 and 1999..................................    6

         Statements of Combined Cash Flows for the years
         ended December 31, 2000 and 1999..................................    7

         Combined Balance Sheets-December 31, 2000 and 1999................    8

         Notes to Financial Statements.....................................    9

  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

         Independent Accountants' Review Report............................   32

         Condensed Statements of Combined Income for the
         nine months ended September 30, 2001 and 2000.....................   33

         Condensed Statements of  Combined Cash Flows for the
         nine months ended September 30, 2001 and 2000.....................   34

         Condensed Combined Balance Sheets - September 30, 2001
         and December 31, 2000.............................................   35

         Notes to Financial Statements.....................................   36

EXHIBITS...................................................................   38

SIGNATURE..................................................................   39

INDEPENDENT AUDITORS' REPORT

TXU Energy Company LLC:

We have audited the accompanying combined balance sheets of TXU Energy Company LLC (the Company) and the businesses that comprise the Company, as of December 31, 2000 and 1999, and the related statements of combined income and cash flows for the years then ended. The combined financial statements include the accounts of the Company and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company and related businesses as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

Dallas, Texas
January 18, 2002

                             TXU ENERGY COMPANY LLC
                          STATEMENTS OF COMBINED INCOME


                                                                               YEAR ENDED DECEMBER 31,
                                                                               2000               1999
                                                                               ----               ----
                                                                                 Millions of Dollars
Operating revenues.........................................                 $10,858             $7,364
                                                                            -------             ------

Operating expenses
     Energy purchased for resale and fuel consumed.........                   8,510              5,019
     Operation and maintenance.............................                     807                770
     Depreciation and amortization.........................                     391                445
     Taxes other than income...............................                     123                127
                                                                            -------             ------
           Total operating expenses........................                   9,831              6,361
                                                                            -------             ------

Operating income...........................................                   1,027              1,003

Other income (deductions)-- net............................                      19                 (7)
                                                                            -------             ------

Income before interest and other charges...................                   1,046                996
                                                                            -------             ------

Interest income............................................                       6                  3

Interest expense and other charges
     Interest..............................................                     262                270
     Capitalized interest..................................                      (5)                (4)
                                                                            -------             ------
           Total interest expense and other charges........                     257                266
                                                                            -------             ------

Income before income taxes.................................                     795                733

Income tax expense.........................................                     219                224
                                                                            -------             ------

Net income.................................................                 $   576             $  509
                                                                            =======             ======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                        STATEMENTS OF COMBINED CASH FLOWS


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     -------------------------
                                                                                       2000             1999
                                                                                       ----             ----
                                                                                        Millions of Dollars
Cash flows-- operating activities
     Net income..............................................................        $   576          $   509
     Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
          Depreciation and amortization .....................................            507              583
          Deferred income taxes and investment tax credits--net .............            164              (47)
          Gains from sale of assets..........................................            (28)               -
          Reduction of revenues for earnings in excess of regulatory
            earnings cap ....................................................            305               92
          Other..............................................................              8                9
          Changes in operating assets and liabilities:
               Accounts receivable...........................................           (782)            (243)
               Inventories...................................................             11               12
               Accounts payable..............................................            852             (519)
               Interest and taxes accrued....................................              7               17
               Margin deposits ..............................................           (225)              (6)
               Other working capital ........................................             19               (1)
               Due from/to TXU Electric Delivery for net regulatory
                 assets for under-recovered fuel revenue.....................           (813)             (91)
               Merchant energy trading assets and liabilities--net...........             44              (49)
               Other-- net...................................................            (35)              49
                                                                                     -------          -------
                   Cash provided by operating activities.....................            610              315
                                                                                     -------          -------

Cash flows-- financing activities
     Increase in debt allocated from TXU Electric............................             65              127
     Retirements/repurchases of securities:
          Subsidiary senior notes............................................           (100)               -
          Debt allocated from TXU Electric...................................           (415)            (124)
     Repurchase of member interests..........................................           (553)            (368)
     Change in advances from affiliates-- net................................            826              188
     Change in notes payable to banks........................................             (9)               6
     Debt premium, discount, financing and reacquisition expenses............             (6)              (5)
                                                                                     -------          -------
                    Cash used in financing activities........................           (192)            (176)
                                                                                     -------          -------

Cash flows-- investing activities
      Capital expenditures...................................................           (264)             (90)
      Nuclear fuel...........................................................            (87)             (54)
      Proceeds from sale of assets...........................................              5                -
      Investments............................................................            (58)               9
                                                                                     -------          -------
                   Cash used in investing activities.........................           (404)            (135)
                                                                                     -------          -------

Net change in cash and cash equivalents......................................             14                4

Cash and cash equivalents-- beginning balance................................              5                1
                                                                                     -------          -------

Cash and cash equivalents-- ending balance...................................        $    19          $     5
                                                                                     =======          =======


See Notes to Financial Statements.

                              TXU ENERGY COMPANY LLC
                             COMBINED BALANCE SHEETS

                                     ASSETS
                                                                                  DECEMBER 31,
                                                                               2000          1999
                                                                               -----         ----
                                                                               Millions of Dollars
Current assets:
      Cash and cash equivalents........................................    $      19      $      5
      Accounts receivable:
           Affiliates..................................................          282           337
           Trade.......................................................        1,092           251
      Inventories-- at average cost....................................          256           267
      Merchant energy trading assets...................................        1,412           581
      Margin deposits..................................................          231             6
      Other current assets.............................................           16            21
                                                                           ---------      --------
              Total current assets.....................................        3,308         1,468

Investments............................................................          729           654
Property, plant and equipment-- net....................................       10,462        10,609
Due from TXU Electric Delivery for net regulatory assets...............          255             -
Merchant energy trading assets.........................................          287            27
Deferred debits and other assets.......................................           80            83
                                                                           ---------      --------
              Total assets.............................................    $  15,121      $ 12,841
                                                                           =========      ========

                        LIABILITIES AND MEMBER INTERESTS

Current liabilities:
       Notes payable to banks..........................................    $       -      $      9
       Long-term debt due currently....................................            -           450
       Advances from affiliates........................................        1,575           749
       Accounts payable................................................        1,243           391
       Merchant energy trading liabilities.............................        1,396           525
       Taxes accrued...................................................           79            60
       Deferred income taxes...........................................          297             -
       Other current liabilities.......................................          147           145
                                                                            --------      --------
              Total current liabilities................................        4,737         2,329

Accumulated deferred income taxes......................................        2,010         2,143
Investment tax credits.................................................          414           429
Merchant energy trading liabilities....................................          276            12
Due to TXU Electric Delivery for net regulatory liabilities............            -           266
Other deferred credits and noncurrent liabilities......................          367           374
Long-term debt, less amounts due currently.............................        3,196         3,190

Contingencies (Note 11)

Member interests (Note 6)..............................................        4,121         4,098
                                                                           ---------      --------

              Total liabilities and member interests...................      $15,121      $ 12,841
                                                                             =======      ========


   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


1.    BUSINESS

      TXU Energy Company LLC (the Company) was formed as a Delaware limited liability company in the fourth quarter of 2001. The Company is a wholly-owned subsidiary of TXU US Holdings Company (formerly named TXU Electric Company), which is a wholly-owned subsidiary of TXU Corp. (TXU). For purposes of continuity with prior filings, TXU US Holdings Company is referred to as "TXU Electric" throughout this document.

      The Company is primarily engaged in the generation, purchase, and sale of electricity in wholesale and retail (residential and commercial/industrial) markets; the purchase and sale of natural gas to unregulated commercial/industrial retail customers; merchant energy trading (primarily electricity and natural gas); and energy management services. The Company is managed as a single, integrated energy business, primarily within the United States (US); consequently, there are no separate reportable business segments.

      The Company's operations are conducted principally through the following subsidiaries effective January 1, 2002: TXU Generation Holdings Company LLC (TXU Generation); TXU Energy Trading Company LP (TXU Energy Trading); TXU Energy Retail Company LP (TXU Energy Retail); TXU Energy Solutions Company LP (TXU Energy Services); TXU Fuel Company (TXU Fuel) and the coal mining subsidiaries (TXU Mining).

      Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate (unbundle) its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for detailed information concerning restructuring of the electric utility industry in Texas.).

      As required by the 1999 Restructuring Legislation, TXU Electric filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for the Company to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the Commission on October 31, 2001, as of January 1, 2002 TXU Electric transferred:

      o its electric T&D business to TXU Electric Delivery Company (renamed Oncor Electric Delivery Company effective January 17, 2002) (TXU Electric Delivery), which is a utility regulated by the Commission and a wholly-owned subsidiary of TXU Electric,

      o its electric power generation business to subsidiaries of TXU Generation, which is an unregulated entity, and

      o its retail customers to a REP, TXU Energy Retail, which also is an unregulated entity.

      The T&D business of TXU SESCO Company, a subsidiary of TXU, was also transferred to TXU Electric Delivery. In addition, as of January 1, 2002, the Company acquired the following businesses from within the TXU system: the REP of TXU SESCO Company; the merchant energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU, including the fuel procurement and coal mining businesses (TXU Fuel and TXU Mining), which service the generation operations.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a Master Separation Agreement executed in December 2001 (Business Separation Agreement).

      The diagrams below summarize the principal legal entities and their relationships before and after the restructuring.

                                [OBJECT OMITTED]

CHART

Organization Chart with 2 columns
Left Column
Title (centered over column) - BEFORE RESTRUCTURING
Top box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric Next level - 1 box (under first box), labeled - TXU Energy Trading

Right Column
Title (centered over column) - AFTER RESTRUCTURING
Top box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric (renamed TXU US Holdings Company)
Next level - 2 boxes under second box, labeled (left to right) - TXU Energy (the Company), TXU Electric Delivery
Next level - 3 boxes under first box, labeled (left to right) - TXU Generation, TXU Energy Trading, TXU Energy Retail


      Basis of Presentation and Combination - The financial information for generation and certain retail operations included within the combined financial statements was derived from the historical financial statements of TXU Electric. TXU Electric maintained expense accounts for each of its component operations. However, revenues of TXU Electric consisted of a bundled rate for all operations combined. Historical generation revenues were determined by unbundling the generation component of revenues from TXU Electric's bundled rate charged to customers, which also included a T&D component, and adding any generation-related revenues from ancillary services and wholesale energy activity. Such historical revenues earned in the regulatory environment may not be indicative of revenues that will be earned in the competitive environment effective January 1, 2002. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between TXU Electric's generation and T&D operations. Interest and other financing costs were determined based upon debt allocated.

      The financial information for the merchant energy trading and the unregulated commercial/industrial retail gas operations included in the combined financial statements was derived from the historical financial statements of TXU Gas. Revenues, expenses, and assets were specifically identified by component operation and disaggregated accordingly.

      The financial information of TXU Mining, TXU Fuel and the energy services businesses included in the combined financial statements was derived from the separate historical financial statements of those entities.

      Certain expenses of TXU Electric were not allocated to either the Company or TXU Electric Delivery. These consisted primarily of legal, consulting and other costs associated with the restructuring of TXU Electric as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at TXU Electric.

      Management believes that the allocation methodologies used are reasonable. Had the Company actually existed as a separate entity, its results of operations and financial position could have differed significantly from those included in the combined financial statements included herein. In addition, future results of operations and financial position could differ materially from the historical results presented.

       The Business Separation Agreement provides that the economic impacts of the transition from a regulated to a competitive entity will be borne by the Company, including stranded costs as finally determined and other related items. TXU Electric Delivery will collect regulated cash flows (or refund payments) as agent for the Company through a nonbypassable delivery charge (or credit). These financial statements reflect the transfer from the Company to TXU Electric Delivery of all regulatory assets and liabilities that will be subject to finalization at true-up, with a corresponding amount recorded as due from/to TXU Electric Delivery. Any changes to the regulatory assets and liabilities and any final determination of stranded costs at true-up will result in adjustments to the amount due from/to TXU Electric Delivery and will be reflected in earnings as an extraordinary item in accordance with Statement of Financial Accounting Standards (SFAS) No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." Certain aspects of the Company's generation operations are subject to continued regulation and true-up proceedings as further discussed in Note 3. Matters concerning stranded costs and true-up and the application of such regulation and proceedings to the Company will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan in Note 3.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Combination -- The combined financial statements were prepared on the basis described above. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      Comprehensive Income -- There were no items affecting comprehensive income for the periods reported; therefore, comprehensive income is the same as net income.

      Use of Estimates -- The preparation of the Company's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuations, during the periods. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. In addition, see Note 1 for discussion of estimates used and methodologies employed to derive the combined financial statements. The estimates, assumptions and methodologies used in preparing these financial statements may not present results comparable to those the Company would have had had it operated in a competitive environment during the periods presented.

      Investments -- The Company classifies all of its investments in marketable securities as available for sale. Available for sale securities consist of deposits in an external trust fund for nuclear decommissioning and are carried at fair value. Changes in fair value have been recorded as a liability, consistent with industry practice (see Note 11 - Nuclear decommissioning). Other investments are carried at cost.

      Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and is being amortized over periods to 40 years. Goodwill amortization ceased after December 31, 2001.

      At December 31, 2000 and 1999, goodwill of $52 million and $53 million, respectively, is included in investments and is stated net of accumulated amortization of $2 million and $1 million, respectively.

      Included in the balance sheet of TXU Gas at December 31, 2000 is $788 million of goodwill, net of amortization, arising from TXU's 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). The merchant energy trading business and the unregulated commercial/industrial retail gas operations included in the accompanying financial statements were originally part of ENSERCH Corporation. A portion of this goodwill is expected to be allocated to the Company in 2002 upon adoption of SFAS No. 142 as discussed below under New Accounting Standards.

      Property, Plant and Equipment -- Generation utility plant is stated at original cost less certain regulatory disallowances. The cost of generation property additions prior to July 1, 1999 includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Generation property additions subsequent to July 1, 1999 and other property are stated at cost.

      Valuation of Long-Lived Assets -- The Company evaluates the carrying value of goodwill and long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of goodwill and long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. See New Accounting Standards below for a discussion of changes in valuation criteria for long-lived assets effective January 1, 2002.

         As a result of the 1999 Restructuring Legislation, in 1999, TXU Electric performed an impairment analysis of generation assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires a company to forecast future net cash flows from operating an asset, on an undiscounted basis excluding carrying costs, and to compare the sum of those cash flows with the net carrying value of the asset. Under this test, no impairment existed for accounting purposes. Generation-related plant assets at December 31, 2000 were approximately $9.7 billion, net of accumulated depreciation.

      Derivative Instruments -- See Changes in Accounting Standards below for the change in accounting for derivatives effective January 1, 2001. The Company may use derivative instruments for hedging purposes in non-trading activities. The impact of changes in the market value of any non-trading derivative instruments effective as hedges would be recognized in earnings upon completion of the related transactions. In its merchant energy trading operations, the Company enters into a variety of physical and financial contracts, including derivatives. The Company uses the mark-to-market method of accounting for merchant energy trading activities. In 2001 the Company began entering into contracts with large commercial and industrial customers for electricity deliveries following deregulation of the electricity markets in Texas which began January 1, 2002. The contracts for such deliveries are derivatives; accordingly, these contracts were accounted for on the mark-to-market accounting method in 2001. If a derivative contract meets the criteria for the normal purchase and sale exception, the Company can elect not to treat it as a derivative.

      Mark-to-Market Accounting -- In accordance with Emerging Issues Task Force Issue No. 98-10, the Company accounts for its merchant energy trading activities using the mark-to-market method. Under the mark-to-market method of accounting, energy-related trading contracts and derivative instruments are recorded at current fair value on the balance sheet as either merchant energy trading assets or liabilities, and any unrealized gains or losses resulting from period-to-period changes in the current fair values are recorded net in revenues. The Company values its portfolio of energy-related trading contracts and derivative instruments at current market prices, commonly referred to as "forward price curves", on at least a daily basis. Such market prices normally are based on broker quotes and trader input and are validated under the Company's risk management control policies. The availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.) and time period and location of delivery. In the absence of quoted market prices, forward price curves are developed internally using standard accepted modeling techniques based on market fundamentals (e.g., supply/demand, replacement cost, etc.), discounted using a risk free interest rate.

      All trading positions are marked initially to the mid-point of the bid/ask spread (the mid-market value). Liquidity valuation adjustments are recorded as reductions of the mid-market value of open positions.

      In computing the liquidity valuation adjustments, each market (or curve) is split into liquid and illiquid portions. The liquid portion varies by region, time period and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, normally little or no market information exists, and the fair value is generally estimated through market modeling techniques. For open positions in the liquid period of a market or curve, a valuation adjustment is recorded to adjust the mid-market value towards the bid (for net long positions) or the ask (for net short positions). The size of the liquidity valuation adjustment depends on the liquidity in the market and the time period. For open positions in the illiquid period of a market or curve, a 100% valuation adjustment is recorded against the mid-market value unless circumstances provide for credible price discovery.

      A performance reserve is established also for certain costs to complete transactions and for various administrative and overhead costs associated with settling the contracts in the future, such as risk management, scheduling and accounting. In addition, a credit reserve is recorded to allow for the risk that the value of contracts may not be collected from the counterparties. At the end of each accounting period, mark-to-market reserves (liquidity, performance and credit) are reflected in the Company's balance sheet as a reduction in the value of the merchant energy trading asset.

      Operating Revenues -- The Company records revenue for generation and retail and other energy sales and services under the accrual method. Retail electric sales revenues will be recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity provided from the meter reading date to the end of the month. Generation revenues are recognized when electricity is sold to customers. Energy trading revenues are recorded using the mark-to-market method discussed above. See Note 9 for discussion of accounting for settlement of physical and financial trading activity.

      Depreciation of Property, Plant and Equipment -- Depreciation of the Company's property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for the Comanche Peak nuclear powered electric generating station, which is being accrued over the lives of the units. Depreciation as a percentage of average depreciable property for the Company approximated 2.6% for 2000 and 2.9% for 1999. See New Accounting Standards below for a discussion of changes in accounting for nuclear decommissioning effective January 1, 2003.

      Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in nuclear fuel expense.

      Income Taxes --The Company's operations are included in the consolidated federal income tax return of TXU, and federal income taxes are allocated to subsidiaries of TXU based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

      Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments with a remaining maturity of three months or less are considered to be cash equivalents.

      Changes in Accounting Standards -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as extended by SFAS No. 137 and amended by SFAS No. 138, became effective for the Company on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

      All derivatives within the Company have been identified pursuant to SFAS No. 133 requirements. At December 31, 2000, the Company's derivatives related to its merchant energy trading activities, which the Company had previously accounted for on a mark-to-market basis, consistent with the current requirements of SFAS No. 133. Therefore, adoption of SFAS No. 133 as of January 1, 2001, had no effect on the Company.

      Ongoing implementation issues being addressed by standard-setting groups may affect the application of SFAS No. 133. In April 2001, the Financial Accounting Standards Board (FASB) finalized a conclusion that contracts with volume optionality do not qualify for the normal purchase and sale exception. Subsequently, the FASB approved a number of implementation issues regarding the normal purchase and sale exception. One of the issues applied exclusively to the electric industry and provided for the normal purchase and sale exception under specific circumstances. The Company does not expect the guidance to have a material effect on its results of operations and financial position.

      SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for the Company for transfers on or after April 1, 2001. SFAS No. 140 replaces SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires disclosures, but carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 requires the Company to provide certain disclosures about securitizations in its financial statements at December 31, 2000. These disclosures have been incorporated in the accompanying financial statements.

      New Accounting Standards-- SFAS No. 141, "Business Combinations", became effective for the Company on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

      SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for the Company on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization.

      In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments will be recorded in operations.

      As part of its implementation effort to adopt SFAS No. 142, TXU is in the process of determining its reporting units as defined by SFAS No. 142, the fair value of those reporting units and the allocation of goodwill to those reporting units. TXU is in the process of determining the amount of goodwill to be transferred to the Company upon adoption of SFAS No. 142.

      SFAS No. 143, "Accounting for Asset Retirement Obligations" will be effective for the Company on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. The Company will change its accounting for nuclear decommissioning costs to conform to the new standard.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for the Company on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

      The Company is evaluating the impact the adoption of these new standards will have on its financial position and results of operations.

3.    RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN TEXAS

      1999 Restructuring Legislation -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters, the legislation:

      o provided that by January 1, 2002, each electric utility had to separate (unbundle) its business into the following units: a power generation company, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies;
      o authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;
      o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*
      o  requires utilities to use the Commission administrative Excess Costs
         Over Market (ECOM) model to determine estimated stranded costs;*
      o  provides for a "true up" in 2004 of stranded costs based on market determinations;*
      o requires reductions in nitrogen oxides (NOx) and sulfur dioxides (SO2) emissions;
      o required a rate freeze, excluding cost of fuel, for all retail customers until January 1, 2002 and requires certain rate reductions for residential and small commercial customers for up to five years thereafter;
      o  provided that earnings in excess of a regulatory earnings cap be used as mitigation (reduction) to the cost of nuclear production assets;*
      o  set certain limits on capacity owned and controlled by power generation companies;
      o required that by September 1, 2000, each electric utility separate its customer energy services business activities that were otherwise already widely available in the competitive market from its regulated activities;
      o provides that wholesale revenues for 2002 and 2003 be based on the ECOM model;*
      o provides for payments to the T&D company (as a retail clawback) in certain circumstances described below; *
      o provides for recovery of actual fuel costs incurred through December 31, 2001;*
      o provides for recovery of capital costs incurred before May 1, 2003 to improve air quality;* and
      o provides that costs associated with nuclear decommissioning obligations continue to be recovered from retail customers as a non-bypassable charge until the units are decommissioned.

-------------
*The application of these provisions to the Company will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

      Regulatory Settlement Plan -- On December 31, 2001, TXU Electric filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to TXU Electric's transition to competition, including the true-up proceedings, and will supersede certain ongoing proceedings discussed below that are related to the 1999 Restructuring Legislation.

      The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by TXU Electric, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider for the state. The settlement, which must be reviewed and approved by the Commission, does not remove regulatory oversight of TXU Electric Delivery's business nor does it eliminate the "price-to-beat" rates and related possible fuel adjustments described below.

      Among other things, the proposed settlement plan resolves transmission and distribution rates, the true-up in 2004 of stranded costs, securitization of regulatory assets, collection of current unrecovered fuel costs, reconciliation of 3 1/2 years of fuel expenses and the retail and wholesale "clawbacks." The retail clawback provision was included in the 1999 Restructuring Legislation to serve as an incentive for the affiliated retail electric provider of the utilities to actively compete for customers.

      The major terms of the settlement plan are:

      o Transmission and Distribution Rates -- In 2002, TXU Electric Delivery will implement an excess mitigation credit (EMC) in the amount of $350 million, applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, resolution of approximately $8.5 billion of fuel costs covering the period of July 1998 through 2001, and the anticipated unrecovered fuel balance at December 31, 2001.

      o Stranded Cost Resolution -- The Company's stranded costs are fixed at zero, including resolution of amounts related to its repurchase of minority owner interests in the Comanche Peak nuclear generating station and elimination of the 2004 true-up proceedings.

      o Regulatory Asset Securitization -- TXU Electric Delivery will receive a financing order authorizing it to issue securitization bonds in the amount of $1.3 billion to recover the generation related regulatory assets. The settlement stipulates there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to regulatory assets.

      o Retail Clawback -- In the event that the Company's affiliated REP retains more than 60 percent of its residential and small commercial customers over the first two years of competition, the amount of the retail clawback credit will be equal to:

         o the number of residential and small commercial customers retained by the Company on January 1, 2004;
         o less the number of new customers the Company adds by January 1, 2004;
         o  multiplied by $90.

         This determination will be made separately for the residential and small commercial classes and compares to the $150 per customer limit contained in the 1999 Restructuring Legislation. The credit will be applied to TXU Electric Delivery's rates over a two-year period.

      o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of currently pending and planned lawsuits, as well as regulatory proceedings, including Docket No. 22652.

     The Company is in the process of determining the ultimate effect of settlement related items, but believes the effect will be a charge of approximately $55 million (after-tax) and would be accounted for as an extraordinary item in the fourth quarter of 2001.

     IMPLEMENTATION OF THE 1999 RESTRUCTURING LEGISLATION

      As noted in the appropriate sections of the following discussion, the settlement plan filed with the Commission by TXU Electric, if adopted, will result in final determination concerning certain provisions of the legislation. The Company is unable to predict the outcome of ongoing proceedings not comprehended by the settlement plan.

      Price to Beat -- On January 1, 2002, all of TXU Electric's customers who had not chosen a different REP became customers of the Company. On January 1, 2002, the Company was required to lower the electric retail rates charged to residential and small commercial customers in its historical service territory to rates that are 6% less than the rates that were in effect on January 1, 1999, as adjusted for fuel factor charges. These lower rates are known as the "price to beat" rates. The Company may not charge rates to those customers that are different from the price to beat rates until the earlier of January 1, 2005 or until 40% of the electric power consumed by customers in those respective customer classes is supplied by competing REPs. After that time, the Company may offer alternative competitive rates, but it also must continue to make the price to beat rates available for residential and small commercial customers, adjusted for fuel factor charges, until January 1, 2007. The Company may request twice a year that the Commission increase the fuel factor component of the price to beat rate if the existing fuel factor does not adequately reflect significant changes in the market price of natural gas and purchased energy used to serve retail customers. Unaffiliated REPs entering the Company's historical markets will be allowed to sell electricity to residential and small commercial customers at any price.

      Traditionally-structured utilities are subject to cost-of-service rate regulation. By contrast, the rates charged by affiliated REPs are not subject to regulation except for the price to beat requirement and the retail clawback provision within their historical service area. The results of an affiliated REP's operations will be largely dependent upon the amount of gross margin, or headroom, available in its price to beat. The available headroom for any REP will equal the difference between (i) the price to beat and (ii) the sum of non-bypassable charges and the price the REP pays for power. The result could be a positive or negative number. The larger the amount of positive headroom for competitive REPS, the more incentive new market entrants have to provide services in a given market. The initial price to beat was established in December 2001.

      Electric retail rates charged to large commercial and industrial customers are not subject to the price to beat rates and may be competitively negotiated at any price by any REP, including those affiliated with an existing utility. All REPs in Texas are allowed at any time to enter long-term, bilateral contracts with individual wholesalers, making the cost of retail power more predictable and less subject to the volatility of short-term markets.

      All REPs in a T&D service area served by a certificated utility pay the same rates and other charges for T&D, whether or not they are affiliated with the T&D utility for that area. The T&D rates that are in effect as of January 1, 2002 for each utility are based upon the resolution of rate cases brought before the Commission, such as TXU Electric's Docket No. 22350.

      Stranded Cost True-up (see Regulatory Settlement Plan above.) -- The 1999 Restructuring Legislation requires each T&D utility, its affiliated REP, and its affiliated power generation company to jointly file to finalize stranded costs and to reconcile those costs with the estimate of stranded costs developed in the unbundled cost of service proceeding conducted during 2000-2001, such as TXU Electric's Docket No. 22350. Such a "true-up" proceeding will be filed after January 10, 2004, on a schedule and under procedures to be determined by the Commission. Any resulting stranded costs will be collected for the Company through the non-bypassable delivery charges of TXU Electric Delivery, unless the regulatory settlement plan described above is approved, in which case, this filing is not required.

      For the purposes of determining the final stranded cost figure, the 1999 Restructuring Legislation requires the Company to quantify the market value of its generation assets, and hence its stranded costs, using one or more of the following methods: (i) sale of assets, (ii) stock valuation, (iii) partial stock valuation, (iv) exchange of assets or (v) ECOM.

Any true-up proceeding would also require:

      o the Company to reconcile, and either credit or bill to TXU Electric Delivery, any difference between the price of power determined through the capacity auction process conducted pursuant to the Commission's requirements and the power cost projections that were employed for the same time period in the ECOM model to estimate stranded costs in the Docket No. 22350 proceeding. This reconciliation (wholesale clawback) generally would affect all of the Company's generation revenues for the period 2002-2003;

      o the Company to reconcile and credit to TXU Electric Delivery any positive difference between the price to beat, reduced by the non-bypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent that the price to beat exceeded the market price of electricity. This reconciliation (retail clawback) for the applicable customer class is not required if 40% of the electric power consumed by customers in that class is supplied by competing REPs before January 1, 2004. If a reconciliation is required, the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by TXU Electric Delivery that are buying electricity from the Company at the price to beat on January 1, 2004, minus the number of new customers obtained outside the service area, multiplied by $150; and

      o the Commission to conduct a review, to the extent any amount of regulatory assets included in a transition charge or competition transition charge had not been previously approved by the Commission, to determine whether these regulatory assets were appropriately calculated and constituted reasonable and necessary costs. If the Commission finds that the amount of regulatory assets is subject to modification, a credit or other rate adjustment will be made to TXU Electric Delivery's non-bypassable delivery rates.

      The exact method that will be employed to calculate the wholesale and retail clawbacks is the subject of an ongoing Commission rulemaking and has not yet been determined.

      On December 3, 2001, the Commission adopted a true-up rule that contains additional requirements and methodologies relating to the true-up proceeding. TXU Electric has appealed to the Court of Appeals in Austin, Texas, as prescribed by the 1999 Restructuring Legislation, certain aspects of the Commission's true-up rule.

      Capacity Auction -- To encourage competition in the generation market, each power generation company with 400 Megawatts (MW) or more of installed generating capacity that is unbundled from an integrated electric utility in Texas is required to sell at auction entitlements to 15% of the output of its installed generating capacity (currently 3,175 MW for the Company). This obligation continues until January 1, 2007, unless before that date the Commission determines that other REPs are selling electric power in an amount equal to at least 40% of the electric power consumed in 2000 by residential and small commercial customers in the service area of an affiliated T&D utility. This capacity auction allows REPs to purchase power either through purchases in the wholesale power markets or through mandated capacity auctions. A REP cannot purchase entitlements sold by its affiliated power generation company in mandated capacity auctions. The first auction in Texas was held in September 2001. There was significant interest in the entitlements being auctioned, and the auction of two-year, one-year and monthly entitlements required to be sold was successful. The next auction will be in March 2002.

      Regulatory Assets/Liabilities -- As a result of the 1999 Restructuring Legislation, the electricity generation portion of the Company's business no longer meets the criteria to apply regulatory accounting principles. Accordingly, application of SFAS No. 71 to the generation portion of the Company's business was discontinued as of June 30, 1999. TXU Electric Delivery's operations continue to meet the criteria for recognition of regulatory assets and liabilities. As the 1999 Restructuring Legislation provides for the recovery of net generation-related regulatory assets existing at December 31, 1998, there was minimal impact on results of operations.

      In connection with the preparation of these financial statements, generation-related regulatory assets and liabilities have been transferred to TXU Electric Delivery. The Company has recorded corresponding amounts due from or to TXU Electric Delivery. Certain balances will bear interest at rates consistent with those established by the Commission for related items. The regulatory assets and (liabilities) transferred to TXU Electric Delivery are as follows:

                                                               DECEMBER 31,
                                                            ------------------
                                                             2000        1999
                                                             ----        ----

       Under-recovered fuel...............................  $  852      $  39
       Earnings in excess of regulatory earnings
          cap.............................................    (396)       (92)
       Investment tax credit related and protected
          excess deferred taxes                               (250)      (266)
       Other..............................................      49         53
                                                            ------      -----
                 Total....................................  $  255      $(266)
                                                            ======      =====

      Stranded Cost Recovery (See Regulatory Settlement Plan above) -- In October 1999, TXU Electric filed an application with the Commission for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments in the form of a non-bypassable charge from retail customers designed to enable recovery of generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. The proceeds received by TXU Electric Delivery from the issuance of the transition bonds are to be used solely for the purpose of retiring utility debt and equity.

On May 1, 2000, the Commission signed a final order rejecting TXU Electric's request for the $1.65 billion and authorized only $363 million. TXU Electric filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the Commission's financing order, affirmed other aspects of the Commission's financing order, and ordered the case remanded to the Commission for further proceedings consistent with the judgment. TXU Electric and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what TXU Electric believes is a favorable ruling that should allow TXU Electric Delivery to issue securitization bonds of approximately $1.3 billion or more to recover the generation related regulatory assets and certain financing costs. The Supreme Court ruled in favor of TXU Electric's contention that the Commission must consider regulatory assets in the aggregate, rather than individually, in determining the amount of securitization. The Supreme Court also reversed that part of the Commission's order that utilized a longer regulated asset life for purposes of present-valuing the benefits of securitization saying that the statute contemplates a "far shorter recovery period for regulatory assets." In addition, the Supreme Court ruled that the Commission's statements concerning the future impact of securitization of loss on reacquired debt constituted an advisory and premature finding. On October 18, 2001, the Supreme Court remanded the case to the Commission for determination of the final amount of permitted securitization. The Commission has begun the remand proceeding (Docket No. 24892). TXU Electric Delivery cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the Commission.

      As noted above, the principal and interest on the transition bonds would be secured by payments from retail customers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of $1.84 billion and have been transferred to TXU Electric Delivery. Once transition bonds are issued, the full amount of the regulatory assets will be amortized to expense by TXU Electric Delivery over the life of the transition bonds.

      The constitutionality of the securitization provisions of the 1999 Restructuring Legislation under the Texas Constitution was challenged in connection with a securitization request made by Central Power and Light Company. In July 2000, the Travis County, Texas District Court issued its judgment denying this appeal. This judgment was appealed directly to the Texas Supreme Court. On June 6, 2001, the Texas Supreme Court affirmed the judgment of the Travis County, Texas District Court denying this appeal and finding that the securitization provisions are constitutional.

      Investment Tax Credits -- At December 31, 2000, the Company has unamortized deferred investment tax credits (ITCs) of approximately $410 million. The unamortized ITCs are temporary differences for which a deferred income tax asset and related regulatory liability has been recorded. This regulatory liability has been reflected on the financial statements of TXU Electric Delivery, and the Company has recorded a corresponding amount due to TXU Electric Delivery. It is uncertain under applicable regulations whether, and to what extent, the customers will ultimately benefit from the unamortized ITCs and/or the related regulatory liability. Upon final determination by the Commission, the Company expects that the amount of unamortized ITCs not applicable to customers will be amortized over the remaining life of the generation plants. Also, upon final determination by the Commission, the Company expects that the regulatory liability related to the ITCs that is not applicable to customers will be written off by TXU Electric Delivery and the related reduction in the amount due to TXU Electric Delivery will be reflected as an extraordinary credit to income by the Company.

      Certain of the Company's operations will remain subject to Commission regulation; therefore, TXU Electric Delivery and the Company will record the economic consequences of those transactions in the manner described above.

         Generation Production Assets (see Regulatory Settlement Plan above) -- The Company anticipates that a portion of the cost of its generation assets and power purchase contracts may be identified as stranded costs under the 1999 Restructuring Legislation and become subject to a future quantification in the true-up process. The 1999 Restructuring Legislation provides that 100% of the value of such stranded costs will be recovered from customers.

         In 2001, in Docket No. 22350, the Commission estimated that stranded costs were negative. The Commission issued a final order on this matter in October 2001. TXU Electric strongly disagrees with the methodology required by the Commission pursuant to which these stranded costs were calculated as being inconsistent with the 1999 Restructuring Legislation and has appealed certain of the Commission's decisions related to this matter to the Travis County, Texas District Court.

      Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, earnings in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. $52 million was recorded as additional nuclear depreciation for the period from January 1, 1999 through June 30, 1999. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of TXU Electric's earnings in excess of the regulatory earnings cap were recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Revenues were reduced by $305 million and $92 million for the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999, respectively. As of January 1, 2002 the regulatory liability was transferred to TXU Electric Delivery with a corresponding amount due from the Company.

       On June 4, 2001, the Commission issued an interim order that addressed TXU Electric Delivery's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001, required TXU Electric Delivery to refund (with a corresponding reimbursement from the Company), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On
June 20, 2001, TXU Electric filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the Commission to vacate the portions of its orders that require TXU Electric to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court denied the petition. The Commission's decision continues to be under appeal to the Travis County, Texas District Court.

       On July 31, 2001, the staff of the Commission notified TXU Electric and the Commission that it disagreed with TXU Electric's computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. The Commission's staff disagrees with TXU Electric's adjustment that removed $298 million of deferred federal income tax liability associated with under-recovered fuel. On August 13, 2001, the Commission issued an order adopting the staff position. TXU Electric disagrees with the Commission's decision and has appealed it to the Travis County, Texas, District Court. If the appeal is not successful, the Company will record an after-tax charge of $23 million.

      Fuel Cost Recovery (see Regulatory Settlement Plan above) -- TXU Electric's eligible fuel costs incurred through December 31, 2001 will be recoverable through fixed fuel factors, and to the extent such costs are not recovered by that date, through the true-up process. At December 31, 2000, TXU Electric had unrecovered fuel costs deferred of $852 million. Of that amount, over $545 million of surcharges have been approved for recovery through December 31, 2001 and the balance, plus additional accrued interest is expected to be recovered through the true-up process. On January 1, 2002, the regulatory asset was transferred to TXU Electric Delivery, with a corresponding amount due to the Company.

      The Company is required to file in 2002 with the Commission for final reconciliation of its eligible fuel costs in a proceeding in which it has the burden of proving that fuel costs under review were reasonable and necessary to provide reliable electric service, that it has properly accounted for its fuel-related revenues, and that fuel prices charged to the utility by an affiliate were reasonable and necessary and not higher than prices charged for similar items by such affiliate to other affiliates or nonaffiliates. This final reconciliation will cover the period from July 1998 through December 2001; during which the Company incurred about $8.5 billion of reconcilable fuel costs. Management believes all costs are recoverable; however, should there be any disallowances by the Commission, these will be the responsibility of the Company.

      Regulatory Disallowance (see Regulatory Settlement Plan above) -- The Commission's final order (Order) in connection with TXU Electric's January 1990 rate increase request (Docket No. 9300) was ultimately reviewed by the Texas Supreme Court. As a result, an aggregate of $909 million of disallowances with respect to TXU Electric's reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to earnings, was remanded to the District Court with instructions that it be remanded to the Commission for reconsideration on the basis of a prudent investment standard. On remand, the Commission also was required to reevaluate the appropriate level of TXU Electric's construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. On June 9, 2000, the District Court's order of remand was filed with the Commission, and the Commission has assigned the remand proceeding Docket No. 22652. A final decision is expected in 2002.

4.   SHORT-TERM FINANCING

      The Company is provided short-term financing by TXU or affiliated companies. At December 31, 2000, such short-term financing totaled $1.6 billion. Average borrowings outstanding from affiliates were $1.2 billion and $655 million during 2000 and 1999, respectively. Weighted average interest rates on these borrowings were 7.36% and 6.24% at December 31, 2000 and 1999, respectively.

5.         LONG-TERM DEBT

      Long-term debt represents debt of TXU Mining and the portion of TXU Electric's debt outstanding during the periods that was allocated to the Company. Interest expense on the allocated debt reflects interest associated with the historical debt of TXU Electric supporting the generation business, primarily using a blend of prevailing short-term and long-term weighted-average interest rates.


                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                 2000         1999
                                                                                 ----         ----
TXU Mining senior notes ($100 million, 6.875% due 2005
    and $125 million, 7.0% due 2003) (net of unamortized
    discount of $1 million)..........................................         $   224       $  324
Debt allocated from TXU Electric.....................................           2,972        3,316
                                                                              -------       ------
           Total long-term debt......................................           3,196        3,640
Less amounts due currently...........................................               -          450
                                                                              -------       ------
           Total long-term debt, less amounts due currently..........         $ 3,196       $3,190
                                                                              =======       ======

      In connection with the separation of TXU Electric's businesses, TXU Mining agreed with the holders of the senior notes to offer to purchase the senior notes on or before February 28, 2002. The Company and TXU Electric are co-obligors with respect to TXU Mining's performance of its obligations under the senior notes.

      Effective January 1, 2002, debt assumed, and replacing debt allocated, from TXU Electric consists of:

Pollution control series:
    Brazos River Authority:
        Fixed rate (4.25% to 5.75% due 2029 to 2036)........................          $1,042
        Taxable series (2.0% to 2.02% due 2023 to 2036) (a).................             310
        Variable rate (1.60% to 1.75% due 2032 to 2034) (a).................              66
   Sabine River Authority of Texas:
        Fixed rate (4% to 6.45% due 2021 to 2030)...........................             319
        Taxable series (2.02% due 2036) (a).................................              57
   Trinity River Authority of Texas:
        Fixed rate (4.9% to 5.0% due 2027 to 2028) .........................              51
Floating rate debentures due 2003 ..........................................           1,500
                                                                                     -------
             Total long-term debt (b).......................................          $3,345
                                                                                      ======

(a) Interest rates in effect at December 31, 2001 are presented. These series are in a flexible or weekly rate mode and are secured by an irrevocable letter of credit. Bonds in the flexible mode will be remarketed for periods of less than 270 days.

(b) Includes approximately $375 million - net issuances and redemptions completed in the fourth quarter of 2001.

     As a result of the refinancings in the fourth quarter of 2001, the Company will be allocated an extraordinary loss of $97 million from the reacquisition of debt by TXU Electric.

      Certain variable rate debt requires periodic remarketing. Because the Company intends to remarket these obligations, and has the ability and intent to refinance if necessary, they have been classified as long-term debt.

      In connection with the restructuring, the generation assets transferred to TXU Generation were released from the lien of TXU Electric's mortgage. Upon transfer of the T&D assets to TXU Electric Delivery, TXU Electric Delivery assumed TXU Electric's mortgage and the first mortgage bonds outstanding thereunder.

6.    MEMBER INTERESTS

      The Company was formed as a limited liability company in the fourth quarter 2001. In the accompanying financial statements, the Company's member interests consist of the historical excess of assets over liabilities of the companies that were combined, after giving effect to allocations discussed in
Note 1, effective January 1, 2002, to form the Company.

      Changes in member interests are as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                           2000           1999
                                                                           ----           ----
Balance beginning of year.....................................           $4,098          $3,958
Net income....................................................              576             509

Reduction in member interests - amount of repurchases of common
  stock of TXU Electric allocated to the Company..............             (553)           (369)
                                                                         ------          ------
Balance end of year...........................................           $4,121          $4,098
                                                                         ======          ======

7.    INCOME TAXES

      The components of income tax expense are as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                           2000            1999
                                                                           ----            ----
Current:
     US Federal.............................................             $   49           $ 256
     State..................................................                  5              14
     Non-US.................................................                  1               1
                                                                         ------           -----
              Total.........................................                 55             271
                                                                         ------           -----
Deferred:
     US Federal.............................................                201             (47)
     State..................................................                (20)             17
                                                                         ------           -----
             Total..........................................                181             (30)
                                                                         ------           -----
Investment tax credits......................................                (17)            (17)
                                                                         ------           -----
             Total .........................................             $  219           $ 224
                                                                         ======           =====


      Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:


                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                           2000            1999
                                                                           ----            ----
Income before income taxes....................................           $  795          $  733
                                                                         ======          ======

Income taxes at the US federal statutory rate of 35%..........           $  278          $  257
      Depletion allowance.....................................              (24)            (25)
      Amortization of investment tax credits..................              (17)            (17)
      Amortization of tax rate difference.....................               (4)             (5)
      State income taxes, net of federal tax benefit..........              (10)             20
      Other...................................................               (4)             (6)
                                                                         ------          ------
Provision for income taxes....................................           $  219          $  224
                                                                         ======          ======

 Effective tax rate...........................................               28%             31%

      The components of the Company's deferred tax assets and deferred tax liabilities are as follows:

                                                                                DECEMBER 31,
                                                 ------------------------------------------------------------------------
                                                               2000                                    1999
                                                 ---------------------------------     ---------------------------------
                                                   TOTAL      CURRENT   NONCURRENT       TOTAL      CURRENT   NONCURRENT
DEFERRED TAX ASSETS
   Unamortized investment tax credits.....        $  222      $   -      $  222         $  231       $   -     $  231
    Impairment of assets..................            73          -          73             73           -         73
    Regulatory disallowance...............           107          -         107            120           -        120
    Alternative minimum tax...............           305          -         305            325           -        325
    Tax rate differences.................             10          -          10             13           -         13
    Employee benefits....................             63          -          63             65           -         65
    Mitigation...........................            139          -         139             32           -         32
    Deferred benefits of state income taxes          102         16          86            104          11         93
    Other.................................            73          6          67             98           4         94
    Deferred state income taxes...........            67          -          67             47           -         47
                                                  ------      -----      ------         ------       -----     ------
          Total deferred tax assets......          1,161         22       1,139          1,108          15      1,093
                                                  ------      -----      ------         ------       -----     ------

DEFERRED TAX LIABILITIES
    Depreciation differences and capitalized
        construction costs................         2,822          -       2,822          2,896           -      2,896
    Under-recovered fuel revenue..........           295        295           -             14          14          -
    Voluntary retirement/severance costs..            17          -          17             24           -         24
    Software development..................            26          -          26              1           -          1
    Deferred charges for state income taxes           15          -          15             14           -         14
    Other.................................            26          -          26             37           -         37
    Deferred state income taxes...........           267         24         243            265           1        264
                                                  ------      -----      ------         ------       -----     ------
          Total deferred tax liability....         3,468        319       3,149          3,251          15      3,236
                                                  ------      -----      ------         ------       -----     ------
NET DEFERRED TAX LIABILITY (ASSET)........        $2,307      $ 297      $2,010         $2,143       $   -     $2,143
                                                  ======      =====      ======         ======       =====     ======

                                                                              DECEMBER 31,
                                                ---------------------------------------------------------------------
                                                               2000                                    1999
                                                -------------------------------------  ------------------------------
                                                    NET        NET         NET           NET        NET        NET
                                                  CURRENT    CURRENT    NONCURRENT     CURRENT    CURRENT   NONCURRENT
                                                   ASSET    LIABILITY   LIABILITY       ASSET    LIABILITY  LIABILITY
SUMMARY OF DEFERRED INCOME TAXES
    US Federal............................         $  -        $273       $1,834        $  1       $   -      $1,926
    State.................................            -          24          176           -           1         217
                                                    ---      ------     --------        ----       -----      ------
         Total............................         $  -        $297       $2,010        $  1       $   1      $2,143
                                                   ====        ====       ======        ====       =====      ======

      At December 31, 2000, the Company had approximately $305 million of alternative minimum tax credit carryforwards available to offset future tax payments.

      The Company's income tax returns are subject to audit by applicable tax authorities. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits.

8.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company is a participating employer in the TXU Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by TXU. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. At December 31, 2000 the fair value of Retirement Plan assets was $3.6 billion and the total of pension obligations, discounted at 8%, and net actuarial gains and losses was $(3.3) billion.

     All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU's policy to fund the plans on a current basis to the extent deductible under existing Federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

      The net periodic pension cost (benefit) at December 31, 2000 and 1999, applicable to the Company was approximately $(7.1) million for 2000 and $12 million for 1999. Accrued pension cost as of December 31, 2000 and 1999 was $33 million and $41 million, respectively. Contributions were $.7 million and $1.2 million in 2000 and 1999, respectively.

      In addition, the Company's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan also includes a leveraged employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who are not characterized as highly compensated employees under the Code and its relevant regulations, may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who are characterized as highly compensated employees may contribute from 1% to 16% of their compensation. Employee contributions may be invested in a variety of available investment alternatives at the direction of the employee, including TXU common stock. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who participate under the cash balance formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU common stock. Contributions to the Thrift Plan aggregated $6 million for 2000 and 1999.

      In addition to the Retirement Plan and the Thrift Plan, the Company participates with TXU and certain other affiliated subsidiaries of TXU to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The net periodic postretirement benefits cost other than pensions applicable to the Company was approximately $23 million for 2000 and $34 million for 1999. Accrued postretirement benefits cost as of December 31, 2000 and 1999 was $84 million and $77 million, respectively. Contributions paid by the Company to fund post-retirement benefits other than pensions were $15 million and $16 million in 2000 and 1999, respectively.

      The liabilities for accrued pension cost and accrued postretirement benefits cost were based on estimates of retired employees by company. The actual number will be determined during the business separation process that began January 1, 2002. Accordingly, the estimated accrued liability amounts disclosed above may be subject to revision, resulting in an increase or decrease in advances to/from affiliates.

9.    DERIVATIVE INSTRUMENTS

      The Company enters into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading and trading purposes. The Company and its subsidiaries may enter into derivative instruments for non-trading purposes in order to manage market risks related to commodity prices. Any gains and losses on non-trading derivative instruments effective as hedges have been deferred and recorded as a component of the underlying transaction when settled. The Company also enters into derivative instruments and other contractual commitments for trading purposes. Contracts entered into for trading purposes are recorded on a mark-to-market basis, with gains and losses recognized in earnings in the period in which such valuation changes occur.

NON-TRADING

      Energy Price Risk Management -- As a result of regulation, the Company did not use derivative instruments to hedge price risk of non-trading activities in 1999 and 2000.

      TRADING

      In the course of providing comprehensive energy products and services to its diversified client base, the Company engages in energy price risk management activities. The Company enters into physical contracts, short-term contracts that are traded on exchanges and over the counter, bilateral contracts with customers and long-term structured transactions.

      The Company manages market risk on a portfolio basis within limitations imposed by its Board of Directors and in accordance with TXU's and the Company's overall risk management policies. Market risks are monitored daily, utilizing appropriate methodologies, which value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions. Various techniques and methodologies are used that simulate forward price curves in their respective markets to estimate the size and probability of changes in market value resulting from price movements. These techniques include, but are not limited to, sensitivity analyses and stress testing. The use of these methodologies requires a number of key assumptions including the selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.

      The portfolio is subject to a number of risks and costs associated with future contractual commitments, including price risk, credit risk associated with counterparties, product location (basis) differentials and market liquidity. The Company continuously monitors the valuation of identified risks and adjusts the portfolio valuation based on present market conditions. As discussed in Note 2, reserves are established in recognition that certain risks exist until delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out. Price and credit risk are further managed through the established trading policies and limits for each trading entity which are evaluated on a daily basis.

      The fair value of open positions expiring within one year is included as a separate component of current assets and liabilities on the balance sheet, and the long-term portion is included as a noncurrent asset or liability. Gross revenue and costs from settlement of physical trades are included in Operating Revenues and Operating Expenses, respectively. Settlements of financial trades, along with unrealized gains and losses from changes in the fair value of the open positions are included within Operating Revenues on a net basis.

      The Company monitors its exposure to fixed price natural gas and electric power purchase and sale commitments, and derivative financial instruments, including options, swaps, futures and other contractual commitments, based on a value-at-risk methodology that uses a five-day holding period and a 95% confidence level. The notional amounts and terms of the portfolio as of December 31, 2000 included financial instruments that provide for fixed price receipts of 1,589 trillion British thermal units equivalent (Tbtue) and fixed price payments of 2,664 Tbtue, with a maximum term of seven years. Additionally, sales and purchase commitments totaling 1,273 Tbtue, with terms extending up to seven years, are included in the portfolio as of December 31, 2000.

      The following table displays the mark-to-market values of the merchant energy trading assets and liabilities:

                                                        DECEMBER 31, 2000               DECEMBER 31, 1999
                                                  ------------------------------   ----------------------------
                                                    ASSETS    LIABILITIES   NET     ASSETS   LIABILITIES    NET
FAIR VALUE:
    Current........................                 $1,425      $1,396       $29     $590       $525        $65
    Noncurrent.....................                    287         276        11       27         12         15
                                                    ------      ------       ---     ----       ----        ---
          Total....................                 $1,712      $1,672        40     $617       $537         80
                                                    ======      ======               ====       ====
    Less reserves..................                                           13                              9
                                                                             ---                            ---
          Net of reserves..........                                          $27                            $71
                                                                             ===                            ===

AVERAGE VALUE FOR YEAR:
    Total..........................                 $1,198      $1,135       $63     $608       $510        $98
                                                    ======      ======               ====       ====
    Less reserves..................                                           10                              9
                                                                             ---                            ---
          Net of reserves..........                                          $53                            $89
                                                                             ===                            ===

      The $44 million change (decrease in net asset) in net merchant energy trading assets and liabilities from December 31, 1999 to December 31, 2000 reflects the net effect of mark-to-market valuations, which includes changes in valuations of open positions and the effect of positions settled during 2000 that were open at the beginning of the year, as well as net cash paid/received at inception of certain positions.

      The Company recorded net trading losses of $7 million in 2000, which included mark-to-market valuation losses of $19 million, partially offset by net realized gains of $12 million on all positions settled during 2000.

      Credit Risk -- Credit risk relates to the risk of loss that the Company would incur as a result of nonperformance by counterparties. The Company maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), guarantees and collateral requirements and the use of standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty. The Company generally does not obtain collateral to support the agreements but establishes credit limits, monitors the financial viability of counterparties and seeks guarantees when appropriate. In the event a counterparty's credit rating declines, the Company may apply certain remedies, if considered necessary. The Company believes that it has established adequate reserves in regard to the risk of nonperformance by counterparties.

      Concentration of Credit Risk -- Systems and procedures have been implemented to continually monitor the counterparty risk exposure. Price and credit risk are evaluated daily within the established trading policies and limits established. During 2000 and continuing in 2001, the Company's merchant energy trading activity grew substantially, due largely to the deregulation of the Texas market.

      The Company's exposure to credit risk representing trade accounts receivable and energy trading risk management assets as of December 31, 2000 was $2.6 billion, after allowable netting agreements and reserves of $2.1 billion.

      The Company had no exposure to any one customer that represented greater than 5% of the gross fair value of the Company's trade accounts receivable, energy marketing risk management assets and derivative assets at December 31, 2000. Most of the Company's counterparties are major energy companies or financial institutions considered to be of investment grade, determined using publicly available information including a Standard & Poor's rating of at least BBB-. The risk of material loss to the Company arising from non-performance by counterparties is considered unlikely.

      Concentrations of credit risk have the potential to affect the Company's overall exposure to credit risk, either positively or negatively, in that the customer base and counterparties may be similarly affected by changes in economic, regulatory, industry, weather or other conditions.

      Based on the Company's policies, its exposures and its credit and other reserves, the Company does not anticipate a materially adverse effect on its financial position or results of operations as a result of non-performance by counterparties.

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and related estimated fair values of the Company's significant nontrading financial instruments were as follows:

                                                                          DECEMBER 31, 2000       DECEMBER 31, 1999
                                                                         -------------------    --------------------
                                                                         CARRYING     FAIR      CARRYING       FAIR
                                                                          AMOUNT     VALUE       AMOUNT       VALUE
                                                                          ------     -----       ------       -----
ON BALANCE SHEET ASSETS (LIABILITIES):
    TXU Mining senior notes (including current maturities)........       $  (224)    $  (228)   $  (324)     $  (322)
    Debt allocated from TXU Electric..............................        (2,972)     (2,984)    (3,316)      (3,212)

OFF BALANCE SHEET ASSETS (LIABILITIES):
    Financial guarantees..........................................             -         (64)         -          (78)


       The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

      Investments include deposits in an external trust fund for nuclear decommissioning of Comanche Peak, which is carried at market value. The trust fund is invested primarily in fixed income debt and equity securities, which are considered as available-for-sale.

      The fair value of the financial guarantees has been determined using the full notional amount of the guarantees. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

11.   COMMITMENTS AND CONTINGENCIES

      Emissions -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on SO2 and NOx emissions produced by generating units. The Company's capital requirements have not been significantly affected by the requirements of the Clean Air Act.

      Coal Transportation Contracts -- In its generation operations, the Company supplements its lignite fuel with western coal. The coal is transported to the Company's generating plants under three contracts. The annual commitment under these contracts is $53 million for the year 2001, $34 million for the years 2002 and 2003 and $17 million thereafter.

     Gas Purchase Contracts -- Through TXU Fuel, the Company buys gas under long-term and short-term intrastate contracts in order to assure reliable supply to its generation operations. Many of these contracts require minimum purchases ("take-or-pay") of gas. Based on estimated gas demand, which assumes normal weather conditions, requisite gas purchases of TXU Fuel are expected to substantially satisfy its purchase obligations for 2001 and thereafter.

     Purchased Power Contracts -- The Company has entered into non-trading contracts to purchase power through the year 2005. These contracts provide for capacity payments subject to performance standards and energy payments based on the actual power taken under contract. Capacity payments under these contracts for the years ended December 31, 2000 and 1999 were $186 million and $227 million, respectively.

      Assuming performance standards are achieved, future capacity payments under the agreements are estimated as follows:

             YEAR
             2001........................................         $ 203
             2002........................................           123
             2003........................................            70
             2004........................................            38
             2005........................................            29
                                                                  -----
                  Total capacity payments................         $ 463
                                                                  =====

      Leases -- The Company has entered into operating leases covering various facilities and properties including combustion turbines, transportation equipment, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2000 and 1999 were $91 million and $93 million, respectively.

      Future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000, were as follows:


              YEAR
              2001.......................................         $  48
              2002.......................................            43
              2003.......................................            35
              2004.......................................            36
              2005.......................................            42
              Thereafter.................................           411
                                                                  -----
                   Total future minimum lease payments...         $ 615
                                                                  =====

      Financial Guarantees -- TXU Electric has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy. TXU Electric has agreed, in effect, to guarantee the principal,

$22 million at December 31, 2000, and interest on bonds issued by the public agencies to finance the reservoirs from which the water is supplied. TXU Electric remains obligated on the water bond obligations; however, it is expected that the Company will make the payments under the bonds. The bonds mature at various dates through 2011 and have interest rates ranging from 5-1/2% to 7%. In addition, TXU Electric is obligated to pay certain variable costs of operating and maintaining the reservoirs.

      TXU Electric has assigned to a municipality all contract rights and obligations of TXU Electric in connection with $42 million remaining principal amount of bonds at December 31, 2000 issued for similar purposes which had previously been guaranteed by TXU Electric. TXU Electric is, however, contingently liable in the unlikely event of default by the municipality.

      Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.5 billion and requires nuclear power plant operators to provide financial protection for this amount. The Act is being considered by the United States Congress for modification. The terms of a modification, if any, are not presently known and therefore the Company is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, the Company provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, the Company has purchased $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

      Under the SFP, each operating licensed reactor in the US is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the US. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax which is not included in the amounts above.

      With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. The Company maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.45 billion, above which the Company is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by ANI in the amount of $700 million and additional insurance from NEIL in the amount of $2.25 billion and $700 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. The Company is subject to a maximum annual assessment from NEIL of $25.7 million in the event NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the mutual's accumulated funds and reinsurance.

      The Company maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve week-period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, the Company is subject to a maximum annual assessment of $8.5 million per year.

      There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.24 billion and any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $200 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund.

      Nuclear Decommissioning -- The Company has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak, whereby decommissioning costs are being recovered from TXU Electric Delivery customers over the life of the plant and deposited in external trust funds (included in investments). At December 31, 2000, such reserve totaled $192 million, which includes an accrual of $18 million for the year ended December 31, 2000. As of December 31, 2000, the market value of deposits in the external trust for decommissioning of Comanche Peak was $267 million, including unrealized gains of $75 million. Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

      Decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Through December 31, 2001, decommissioning costs were recovered based upon a 1992 site-specific study through rates placed in effect under TXU Electric's January 1993 rate increase request. Effective January 1, 2002, decommissioning costs will be recovered through a non-bypassable charge by TXU Electric Delivery and remitted to the Company based upon a 1997 site-specific study, adjusted for trust fund assets, through rates placed in effect under TXU Electric's 2001 Unbundled Cost of Service filing.

      Because the accounting for nuclear decommissioning recognizes that costs are recovered through rates or a non-bypassable charge, fluctuations in equity prices or interest rates of trust fund assets do not affect results of operations, cash flows or financial position.

      Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas companies, including TXU Gas (named in the litigation as ENSERCH) and TXU Energy Trading. The suit was removed to federal court; however, a motion to remand the case back to Kansas State District Court was granted on January 16, 2001, and the case is now pending in Stevens County, Kansas. TXU Energy Trading has been dismissed from the suit. The plaintiffs recently amended their petition to join TXU Fuel as a defendant in this litigation. Quinque and the other named plaintiffs sought to represent a class of plaintiffs consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. No amount of damages has been specified in the petition. While the Company and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, the Company and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      General -- In addition to the above, the Company is involved in various other legal and administrative proceedings the ultimate resolution of which, in its opinion, should not have a material effect upon its financial position, results of operations or cash flows.

12.   SUPPLEMENTARY FINANCIAL INFORMATION

      Accounts Receivable -- At December 31, 2000 and 1999, accounts receivable are stated net of uncollectible accounts of $22 million and $10 million, respectively.

      Sale of Receivables -- Previously, TXU Electric and TXU Gas sold certain customer accounts receivable, to a wholly-owned bankruptcy-remote subsidiary of TXU Gas (TXU Receivables Company) which sells undivided interests in accounts receivable it purchases to financial institutions. In December 2001, the facility was amended to terminate TXU Electric's participation and to add TXU Energy Retail, TXU SESCO Energy Services Company and TXU Electric Delivery as qualified originators of accounts receivable under the program. TXU Gas and these entities may sell interests in $600 million aggregate amount of receivables under the facility. At December 31, 2000 and 1999, accounts receivable of the Company were reduced by $581 million and $595 million, respectively, to reflect the sales under a prior facility.

      Inventories by Major Category --

                                                                              December 31,
                                                                           ------------------
                                                                              2000       1999
                                                                              ----       ----

Materials and supplies .................................................   $   133    $   145
Fuel stock .............................................................        70         84
Gas stored underground .................................................        53         38
                                                                           -------    -------
       Total inventories ...............................................   $   256    $   267
                                                                           =======    =======

      Property, Plant and Equipment--
                                                                              December 31,
                                                                           ------------------
                                                                              2000       1999
                                                                              ----       ----

Electricity production .................................................   $16,551    $16,449
Other ..................................................................       165        162
                                                                           -------    -------
        Total ..........................................................    16,716     16,611
Less accumulated depreciation ..........................................     5,797      5,425
                                                                           -------    -------
        Net of accumulated depreciation ................................    10,919     11,186
Construction work in progress ..........................................       201         88
Nuclear fuel (net of accumulated amortization: 2000-- $716; 1999-- $635)       178        171
Reserve for disallowances ..............................................      (836)      (836)
                                                                           -------    -------
        Net property, plant and equipment ..............................   $10,462    $10,609
                                                                           =======    =======

      Affiliate Transactions -- The Company has transactions with TXU and other affiliates. Interest expense related to advances from TXU and other affiliates was $32 million and $14 million for 2000 and 1999, respectively. TXU, through an affiliate, billed the Company $133 million and $87 million for 2000 and 1999, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, the Company was billed $8 million and $2 million for 2000 and 1999, respectively, by TXU and other affiliates primarily for energy purchases. The Company had revenues of $4.9 billion and $3.9 billion from the sale of electricity to TXU Electric Delivery during the respective periods.

      TXU Electric Delivery will collect non-bypassable charges from customers for nuclear decommissioning and remit the collections to the Company.

     Supplemental Cash Flow Information--
                                                         Year Ended December 31,
                                                         -----------------------
                                                         2000              1999
                                                         ----              ----
Cash payments/(refunds):
     Interest (net of amounts capitalized)......          $266             $252
     Income taxes...............................           364             (476)

         Non-cash investing activities in 2000 represent the receipt of a note receivable of $23 million for the sale of assets.

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

TXU Energy Company LLC:

We have reviewed the accompanying condensed combined balance sheet of TXU Energy Company LLC (the Company) and the businesses that comprise the Company as of September 30, 2001 and related condensed statements of combined income and cash flows for the nine months ended September 30, 2001 and 2000. The combined condensed financial statements include the accounts of the Company and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such combined condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the condensed combined balance sheet of the Company and the businesses that comprise the Company as of December 31, 2000 and 1999, and the related statements of combined income and cash flows for the year then ended, and we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined condensed balance sheet as of December 31, 2000 is fairly stated, in all material respects in relation to the combined balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

Dallas, Texas
January 18, 2002

                             TXU ENERGY COMPANY LLC
                     CONDENSED STATEMENTS OF COMBINED INCOME
                                   (UNAUDITED)


                                                                                           NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                       -------------------------
                                                                                        2001             2000
                                                                                        ----             ----
                                                                                         Millions of Dollars
Operating revenues...................................................                  $8,901          $7,653
                                                                                       ------          ------
Operating expenses
     Energy purchased for resale and fuel consumed...................                   6,843           5,818
     Operation and maintenance.......................................                     680             547
     Depreciation and amortization...................................                     296             293
     Taxes other than income.........................................                      84              94
                                                                                       ------          ------
           Total operating expenses..................................                   7,903           6,752
                                                                                       ------          ------

Operating income.....................................................                     998             901

Other income (deductions)-- net......................................                     (28)             (8)
                                                                                       ------          --------

Income before interest and other charges.............................                     970             893
                                                                                       ------          ------

Interest income......................................................                       3               3

Interest expense and other charges
     Interest........................................................                     158             195
     Capitalized interest............................................                     (10)             (4)
                                                                                       -------         ---------
           Total  interest expense and other charges.................                     148             191
                                                                                       ------          ------

Income before income taxes...........................................                     825             705

Income tax expense ..................................................                     238             216
                                                                                       ------          ------

Net income ..........................................................                  $  587          $  489
                                                                                       ======          ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                                   (UNAUDITED)


                                                                                                NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                                             -----------------------
                                                                                                2001            2000
                                                                                                ----            ----
                                                                                                Millions of Dollars
Cash flows-- operating activities
     Net income.....................................................................         $   587        $    489
     Adjustments to reconcile net income to cash provided by operating activities:
          Depreciation and amortization.............................................             372             384
          Deferred income taxes and investment tax credits-- net ...................            (130)            108
          Reduction in revenues for earnings in excess of regulatory earnings cap...             139             247
          Other.....................................................................              10               3
          Changes in operating assets and liabilities...............................             593            (485)
                                                                                             -------        --------
                       Cash provided by operating activities........................           1,571             746
                                                                                             -------        --------

Cash flows-- financing activities
     Increase in debt allocated from TXU Electric...................................             121              65
     Retirements/repurchases of securities:
         TXU Mining Senior Notes....................................................               -            (100)
         Debt allocated from TXU Electric...........................................            (126)            (75)
     Repurchase of member interests.................................................            (390)           (305)
     Change in advances from affiliates.............................................            (858)            (89)
     Debt premium, discount, financing and reacquisition expenses...................             (11)             (4)
                                                                                             -------        --------
                     Cash  used in financing activities.............................          (1,264)           (508)
                                                                                             -------        --------

Cash flows-- investing activities
    Capital expenditures............................................................            (230)           (148)
    Nuclear fuel ...................................................................             (12)            (47)
    Investments.....................................................................             (60)            (41)
                                                                                             -------        --------
                     Cash used in investing activities..............................            (302)           (236)
                                                                                             -------        --------

Net change in cash and cash equivalents.............................................               5               2

Cash and cash equivalents-- beginning balance.......................................              19               5
                                                                                             -------        --------

Cash and cash equivalents-- ending balance..........................................         $    24        $      7
                                                                                             =======        ========


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                        CONDENSED COMBINED BALANCE SHEETS

                                                                                             SEPTEMBER 30,
                                                                                                 2001        DECEMBER 31,
                                                                                             (UNAUDITED)         2000
                                                                                             -----------     ------------
                                        ASSETS                                                   Millions of Dollars
Current assets:
      Cash and cash equivalents........................................................             $    24    $    19
      Accounts receivable:
           Affiliates.................................................................                    -        282
           Trade......................................................................                  704      1,092
      Inventories-- at average cost...................................................                  230        256
      Margin deposits.................................................................                   41        231
      Merchant energy trading assets..................................................                  829      1,412
      Other current assets............................................................                   40         16
                                                                                                    -------    -------
              Total current assets....................................................                1,868      3,308

Investments...........................................................................                  737        729
Property, plant and equipment-- net...................................................               10,359     10,462
Due from TXU Electric Delivery for net regulatory assets..............................                    -        255
Merchant energy trading assets........................................................                  431        287
Derivative assets.....................................................................                   34          -
Deferred debits and other assets......................................................                  104         80
                                                                                                    -------    -------
              Total assets............................................................              $13,533    $15,121
                                                                                                    =======    =======

                        LIABILITIES AND MEMBER INTERESTS

Current liabilities:
       Advances from affiliates........................................................             $   717    $ 1,575
       Accounts payable................................................................                 609      1,243
       Merchant energy trading liabilities.............................................                 699      1,396
       Taxes accrued...................................................................                 488         79
       Deferred income taxes...........................................................                 241        297
       Other current liabilities.......................................................                 128        147
                                                                                                    -------    -------
              Total current liabilities................................................               2,882      4,737

Accumulated deferred income taxes......................................................               1,989      2,010
Investment tax credits.................................................................                 401        414
Merchant energy trading liabilities....................................................                 316        276
Derivative liabilities.................................................................                  41          -
Due to TXU Electric Delivery for net regulatory liabilities............................                  79          -
Other deferred credits and noncurrent liabilities......................................                 314        367
Long-term debt, less amounts due currently.............................................               3,193      3,196

Contingencies (Note 2)

Member interests.......................................................................               4,318      4,121
                                                                                                    -------    -------

              Total liabilities and member interests...................................             $13,533    $15,121
                                                                                                    =======    =======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

1.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation -- See Note 1 to the financial statements of the Company for the years ended December 31, 2000 and 1999 for a description of the background, basis of presentation and principles of combination. The combined condensed financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and, except for the adoption in the first quarter of 2001 of the new accounting standard for derivatives discussed below, on the same basis as the audited financial statements for the year ended December 31, 2000. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the US Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the notes to the financial statements are stated in millions of dollars unless otherwise indicated.

       Derivative Instruments and Hedging Activities -- On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 (June 1999) and by SFAS No. 138 (June 2000).

      In accordance with the transition provisions of SFAS No. 133, the Company recorded, as of January 1, 2001, a cumulative effect of $.2 million after-tax as a decrease to other comprehensive income to recognize the fair value of all derivatives effective as cash-flow hedging instruments. Other comprehensive income is reported as a component of Member Interests. Since this is the only item affecting comprehensive income, and since the amount is less than one million dollars, a statement of comprehensive income is not presented. For the period from transition to September 30, 2001, none of this cumulative transition adjustment has been reclassified into earnings nor is it expected to be reclassified during the next twelve months.

      Ongoing implementation issues being addressed by standard-setting groups may affect the application of SFAS No. 133. In April 2001, the FASB finalized a conclusion that contracts with volume optionality do not qualify for the normal purchase and sale exception. Subsequently, the FASB approved a number of implementation issues regarding the normal purchase and sale exception. One of the issues applied exclusively to the electric industry and provided for the normal purchase and sale exception under specific circumstances. The Company does not expect the new guidance to have a material effect on its results of operations and financial position.

      The Company has been entering into contracts with large commercial and industrial customers for electricity deliveries following deregulation of the electricity markets in Texas which began January 1, 2002. The contracts for such deliveries are derivatives; accordingly, $53 million in pre-tax income, net of reserves, was recorded in revenues in the nine month period ended September 30, 2001 to recognize the value of such derivatives.

      Capacity Auction -- In September 2001, pursuant to the requirements of the 1999 Restructuring Legislation, TXU Electric, and most other electric utility companies in Texas with generation assets, auctioned 15 percent of the output of that generation effective January 1, 2002. The form of contract entered into as a result of that auction is a derivative pursuant to SFAS No. 133.

      See Note 2 - New Accounting Standards to the financial statements of the Company for the years ended December 31, 2000 and 1999 for a description of recently issued Statements of Financial Accounting Standards.

2.    COMMITMENTS AND CONTINGENCIES

      Regulatory Settlement Plan -- See Note 3 of notes to financial statements of the Company for the years ended December 31, 2000 and 1999.

      Legal Proceedings -- See Note 11 of notes to financial statements of the Company for the years ended December 31, 2000 and 1999.

      General -- In addition to the above, the Company is involved in various other legal and administrative proceedings the ultimate resolution of which, in its opinion, should not have a material effect upon its financial position, results of operations or cash flows.

3.    LONG TERM DEBT

      Under the debt restructure and refinancing plan, TXU Electric's tax-exempt bond obligations have been assigned to the Company.

      Effective January 1, 2002 in the separation of TXU Electric's business, the Company assumed approximately $3.345 billion of debt, including $375 million of net issuances and redemptions completed in the fourth quarter of 2001. See
Note 5 to the financial statements of the Company for the years ended December 31, 2000 and 1999 for details.

      As a result of the refinancings in the fourth quarter of 2001, the Company will be allocated an extraordinary loss of $97 million from the reacquisition of debt by TXU Electric.

4.    SUPPLEMENTARY FINANCIAL INFORMATION

      Accounts receivable -- At September 30, 2001 and December 31, 2000, accounts receivable are stated net of uncollectible accounts of $34 million and $22 million, respectively.

      Sale of Receivables -- In December 2001, the TXU Receivables Company facility was amended to terminate TXU Electric's participation and to add TXU Energy Retail, TXU SESCO Energy Services Company and TXU Electric Delivery as qualified originators of accounts receivable under the facility. At September 30, 2001, the Company's accounts receivable were reduced by $556 million to reflect the sales of interests in receivables to TXU Receivables Company.

     Inventories by major category--
                                                   SEPTEMBER 30,
                                                       2001         DECEMBER 31,
                                                    (UNAUDITED)         2000
                                                   -------------    ------------
Materials and supplies...................              $134             $133
Fuel stock...............................                59               70
Gas stored underground...................                37               53
                                                     ------           ------
    Total inventories....................              $230             $256
                                                       ====             ====

    Property, plant and equipment--
                                                   SEPTEMBER 30,
                                                       2001         DECEMBER 31,
                                                    (UNAUDITED)         2000
                                                   -------------    ------------

Electricity production......................         $16,613          $16,551
Other.......................................             205              165
                                                     -------          -------
        Total...............................          16,818           16,716
Less accumulated depreciation...............           6,088            5,797
                                                     -------          -------
         Net of accumulated depreciation.             10,730           10,919
Construction work in progress...............             326              201
Nuclear fuel (net of accumulated
  amortization: 2001--$768;  2000--$716)....             139              178
Reserve for disallowances...................            (836)            (836)
                                                     -------          -------
Net property, plant and equipment...........         $10,359          $10,462
                                                     =======          =======

      Goodwill -- At September 30, 2001 and December 31, 2000, goodwill of $51 million and $52 million, respectively, is included in investments and is stated net of accumulated amortization of $3 million and $2 million, respectively.


      Affiliate Transactions -- The Company has transactions with TXU and other affiliates. Net interest expense related to advances from TXU and other affiliates was $33 million and $20 million for the nine months ended
September 30, 2001 and 2000, respectively. TXU, through an affiliate, billed the Company $165 million and $87 million for the 2001 and 2000 periods, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, the Company was billed $2 million and $11 million for the 2001 and 2000 periods, respectively, by TXU and other affiliates primarily for energy purchases. The Company had revenues of $3.7 billion from the sale of electricity to TXU Electric Delivery during both periods.

    TXU Electric Delivery will collect non-bypassable charges from customers for nuclear decommissioning and remit the collections to the Company.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(C)     Exhibits

15 Letter from independent accountants as to unaudited interim financial information.

23      Consent of independent auditors for TXU Electric.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       TXU US HOLDINGS COMPANY


                                       By     /s/ Biggs C. Porter
                                         ------------------------------
                                                  Biggs C. Porter
                                                  Vice President,
                                           Principal Accounting Officer




Date:  January 24, 2002

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT NO.     NAME
-----------     ----

     15 Letter from independent accountants as to unaudited interim financial information.

     23         Consent of independent auditors for TXU Electric.